Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus filed February 21, 2025, included in this Post-Effective Amendment No. 426 to the Registration Statement (Form N-1A, File No. 033-11387) of American Beacon Funds (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated December 27, 2024, with respect to the financial statements and financial highlights of Ninety One Global Franchise Fund, Ninety One International Franchise Fund and Ninety One Emerging Markets Equity Fund (three of the funds constituting The Advisors’ Inner Circle Fund III) included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 21, 2025